Exhibit 10.5

EMPLOYMENT AGREEMENT

between

MVB BANK, INC.,

a wholly-owned subsidiary of MVB Financial Corp,

and MVB FINANCIAL CORP.

and

LARRY F. MAZZA

This EMPLOYMENT AGREEMENT (“Agreement”), is agreed to be effective as of the 1st day of May, 2009, and made by and between MVB BANK, INC., a wholly-owned subsidiary of MVB Financial Corp, hereinafter called “Bank”, and MVB FINANCIAL CORP., hereinafter called “MVB”, and LARRY F. MAZZA, hereinafter called “Employee”.

WHEREAS, Bank and MVB and Employee desire to enter into an employment agreement to ensure that Bank and MVB will have leadership and will have the benefits of the services of Employee as President and Chief Executive Officer of Bank and MVB; and

WHEREAS, Employee is willing to provide the services in accordance with this Agreement;

Employment Agreement

NOW, THEREFORE, WITNESSETH: That for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

I. EMPLOYMENT

Bank employs Employee and Employee accepts employment in the position of President and Chief Executive Officer of Bank and MVB. All employment shall be in accordance with and subject to the terms and conditions of this Agreement.

II. DUTIES AND RESPONSIBILITIES

Employee shall have such duties and responsibilities as are commensurate and customary with his position and shall be consistent with the policies and general direction of the Board of Directors of Bank and MVB. Employee shall be subject to the performance guidelines and requirements established by the Board of Directors of Bank attached as Exhibit A. Employee acknowledges and agrees that these performance guidelines and requirements are subjective in nature and that his performance with respect to those guidelines and requirements will be judged in the discretion of the Board of Directors of Bank and MVB.

III. FULL TIME EMPLOYMENT – BEST EFFORTS

Employee shall devote his full time and his best efforts at all times to the performance of his duties for Bank and MVB. He shall not be employed by, nor shall he devote any of his time and efforts to the furtherance of interests of any other person, firm or corporation except such other entities as may be approved by the Board of Directors of Bank and MVB. It is contemplated that Employee shall serve in banking, business and civic activities that will consume some part of his time and efforts, and such activities are encouraged and accepted as part of his position and as part of the banking, business and civic communities of the State of West Virginia, and the provisions of this Agreement are not intended to restrict such activities by Employee so long as such activities do not interfere with his duties and responsibilities to Bank and MVB; as defined in this Agreement.

Employment Agreement

IV. TERM

The term of employment of Employee by Bank and MVB shall begin on the effective date described in the beginning Paragraph hereof, and shall remain in full force and effect for a period of one (1) year thereafter unless extended as hereinafter provided. Further, provided that in the event no defaults exist in this contract, this Agreement shall automatically renew each year for an additional one (1) year. For purposes of determining the anniversary date of this Agreement, May 1 of each year will be used. Bank and MVB shall give Employee written notice of non-renewal of this Agreement no later than April 1 of each year.

V. TERMINATION OF EMPLOYMENT BY EMPLOYER OR EMPLOYEE

Employment of Employee may be terminated by any of the following prior to the expiration of its term, in which case Employee shall be entitled to the benefits due and payable upon termination set forth elsewhere herein:

A. Mutual Agreement. By mutual agreement of the parties upon such terms and conditions as they may agree.

B. For Cause. By Bank or MVB, at the sole determination of the Board of Directors of Bank or MVB, for cause upon giving at least sixty (60) days advance notice of such termination, specifying the cause of termination. “Cause” as used herein shall mean acts or omissions on the part of Employee which constitute fraud, dishonesty, excessive absenteeism, commission of any criminal act involving the person or property of others or the public generally, gross neglect of duty resulting in some substantial loss

Employment Agreement

to Bank or MVB, or willful failure to carry out reasonable and legal duties and responsibilities assigned to him by the Board of Directors of Bank or MVB or by Employee with thirty (30) days advance notice upon any breach of this Agreement by Bank or MVB.

C. Without Cause. By Bank or MVB at any time for any reason for the payment as specified below. By Employee with ninety (90) days advance written notice.

D. Death. By Bank upon the death of Employee.

E. Disability. By Bank upon the legal disability of Employee, which shall mean that Employee shall be unable to perform his duties by reason of any mental or physical disability for a period of three (3) months or more.

F. Change of Control. By Employee in his discretion, within one (1) year of the effective date of a change in control. For the purpose of this Agreement, a “change in control” shall mean either:

(1) The acquisition, directly or indirectly, by any person, group of persons, or other organization of shares in the Bank or MVB, which, when added to any other shares the beneficial ownership of which is held by such acquirer(s), shall result in ownership by any person(s), group of persons, or other organization, of greater than 50% of such stock; or

(2) The occurrence of any merger, consolidation, exchange or reorganization to which the Bank or MVB is a party and to which the Bank or MVB (or any entity controlled thereby) is not a surviving entity, or the sale of all or substantially all of the assets of the Bank or MVB. For purposes of this definition, “person” shall be as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

Employment Agreement

G. Constructive Termination. For purposes of this Agreement, any of the following shall be considered to be a termination of Employee’s employment by the Bank:

(1) A material decrease of Employee’s Base Salary (as defined in Section VI(A) of this Agreement;

(2) A material dimunition of Employee’s Authority, duties or responsibilities; or

(3) A change in the geographic location at which the Employee must perform the services rendered hereunder which is more than fifty (50) miles from the Bank’s principal offices at 301 Virginia Avenue, Fairmont, West Virginia 26554.

VI. COMPENSATION

A. Base Salary. Bank shall pay Employee for his services to both Bank and MVB, a base salary (the “Base Salary”) at an annual rate of Two hundred thousand dollars ($200,000.00), payable in accordance with the general payroll practices of Bank. This Base Salary is subject to adjustment each year at the discretion of the Board of Directors of Bank.

B. Fringe Benefits. Bank shall afford to Employee and his family the benefit of all fringe benefits afforded to other Bank officers.

C. Business Expenses. Bank shall reimburse Employee for all reasonable expenses incurred by Employee in carrying out his duties and responsibilities.

Employment Agreement

D. Termination Payments. In the event of termination of Employee’s employment prior to expiration of the term of this Agreement, Employee shall be compensated as follows:

(1) If terminated under Mutual Agreement as defined in Article V, Section A of this Agreement, then such amount as both parties shall agree.

(2) If terminated For Cause as defined under Article V in Section B of this Agreement, Bank shall pay Employee base salary only for such period of his active full-time employment to the date of termination.

(3) a) If terminated Without Cause as defined under Article V, Section C by Bank, then Bank shall pay an amount equal to that payable under the Agreement then in effect for and over a period of twelve (12) months. In addition, Bank will provide benefits in the same amount as provided at the time of termination for and over a period of twelve (12) months.

b) If terminated Without Cause as defined under Article V, Section C by Employee, then all payments and benefits shall cease on the effective date of the termination by Employee.

(4) If terminated by Death as defined under Article V, Section D, Bank will provide health benefits to Employee’s survivors, for one year, in the same amount as provided at the time of termination. In addition, Employee’s beneficiary shall receive the proceeds of any life insurance provided to Employee during the normal course of business.

Employment Agreement

(5) If terminated by Disability as defined under Article V, Section E, then Employee shall be entitled to collect payment under the Bank’s long-term disability policy. In addition, Bank shall pay to Employee an amount equal to the remaining term of this Agreement, reduced by the long-term disability benefits.

(6) If terminated under Change of Control as defined in Article V, Section F by Employee, then Bank shall pay Base Salary for the remainder of the term of this Agreement and for a period of twelve (12) months thereafter.

VII. VACATION

Employee shall receive four (4) weeks vacation.

VIII. RESTRICTIVE COVENANTS

A. Non-Solicitation; Non-Interference. Employee hereby agrees that, during the Term of this Agreement and through: (i) the end of the one (1)-year period from the termination of employment or from the date of the last payment of compensation to Employee, whichever is later, or (ii) any period represented by payments by Employer for termination of this Agreement pursuant to Section VI(D), whichever is longer (“Restricted Period”), Employee will not, directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any person, firm, corporation or other entity which was a customer or supplier of Bank during the term of this

Employment Agreement

Agreement, or from any successor in interest in any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the business of Bank. Employee acknowledges that the provisions of this section are reasonable and will not cause Employee economic hardship. During the Term of this and through the end of the Restricted Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by Bank during the Term of this Agreement or the Restricted Period, or otherwise seek to influence or alter any such person’s relationship with Bank, or (ii) solicit or encourage any present or future customer or supplier of Bank to terminate or otherwise alter his, her or its relationship with Bank. Employee acknowledges that the provisions of this section are reasonable and will not cause Employee economic hardship.

B. Promotion of Bank’s Business. The parties recognize that it is important that the Bank be favorably received in the geographical region and in the business which Bank engages in its business from time to time. Therefore, Employee agrees that during the Term of this Agreement and through the end of the Restricted Period, Employee will speak well about Bank and Bank’s operation of its business.

IX. MISCELLANEOUS PROVISIONS

A. Notices. Whenever notices are given pursuant to this Agreement, or with relation to any matter arising hereunder, such notices shall be given to such Employee at the address on the records of the Bank or if to Bank or MVB at its’ office in Fairmont, West Virginia.

Employment Agreement

B. Prior Agreements. This Agreement represents the entire agreement between the parties, and all prior representations, promises or statements are merged with and into this document, including the letter attached hereto as Exhibit A.

C. Amendments. Any amendments to this Agreement must be in writing and signed by all parties.

D. Governing Law. The laws of West Virginia shall govern the interpretation and enforcement of this Agreement.

E. Headings. The headings uses in this Agreement are used solely for the convenience of the parties and are not to be used in construing or interpreting this Agreement.

F. Severability of Provisions. The effect of a determination by a court of competent jurisdiction that one or more of the contract clauses is or are found to be unenforceable, illegal, contrary to public policy, or otherwise unenforceable, then this Agreement shall remain in full force and effect except for such clauses.

G. Authority to Execute Documents. The undersigned representatives of Bank and MVB certify and represent that they are authorized to enter into this Agreement with Employee.

H. Waiver of Breach. A waiver of breach of any provision of this Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision. No requirement of this Agreement may be waived except in writing by the part adversely affected.

I. Binding Effect and Assignability. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assign, heirs and legal representatives. Insofar as is concerned, this Agreement, being personal, cannot be assigned as to performance or any other purpose.

Employment Agreement

WITNESS the following signatures this 11th day of December, 2008.

/s/ Larry F. Mazza
EMPLOYEE

MVB BANK, INC.

By:	/s/ Harvey M. Havlichek
Its:	Chairman

MVB FINANCIAL CORP.

By:	/s/ Harvey M. Havlichek
Its:	Chairman

Exhibit A

Chief Executive Officer Performance Guidelines

Availability to Staff and Directors

Designate a specific individual as point of contact for those needing counsel

Regular check-in with designated point of contact for messages

Regular review of voice mail / e-mail messages

Provide expectation of response time to messages

Maintain Respect of Staff

Assume ownership of specific areas of interest or concern and take to completion

Respond in a meaningful manner to requests for information or assistance

Personally execute on specific sections of Strategic Plan

Be thoughtful in delegation of duties / responsibilities

Human Resources

Address issues as they arise

Involve as few individuals as possible

Make a timely decision; communicate results quickly

Prepare evaluations for all direct reports timely and review with them

Respond to positive / negative behavior / performance issues at time of occurrence

Shareholders

Provide timely meaningful information in compliance with regulations

Respond to shareholder inquiries in prompt positive manner

Assist shareholders with MVB stock transactions promptly

Decision Making

Evaluate the issue

Make timely decision

Take responsibility for decision

Communicate decision promptly to all involved

Staff Additions

Board approval for positions outside of budget, request to include projected costs,

benefits and alternatives considered

Cohesive Culture

Bring institution together for one focus

Standardize processes based on what is best for the institution

Committed Obligations

Bring to Board for concurrence of benefit and cost

Fixed asset additions over $             if not included in budget presentation

Renovations of existing facilities over $

Employment of outside consultants over $

MVB CEO Performance Evaluation Considerations

The following are areas of consideration in developing a comprehensive CEO performance evaluation process.

What is the purpose(s) of the CEO performance evaluation?

Answers to these questions will truly drive the design and implementation of the CEO performance evaluation.

1.	To determine compensation – most likely in the form of short or long term incentive bonus?

2.	To determine a salary increase or not?

3.	To develop the performance (skills development, leadership improvement) of the CEO?

4.	To determine if goals set by the CEO were successfully met? (assumes an upfront goal setting is done)?

5.	To be compliance with some regulation?

6.	combination of all or some of the above?

The following are the areas that typical performance evaluations focus around:

A.	Achievement of corporate goals and objectives (strategic plan)

B.	Achievement of personal goals and objectives

C.	Effective “leadership team” team building/working together, organizational development, succession planning, etc.

D.	Relationship with key constituents – both internal and external

F.	Working relationships with the Board(s)

F.	Objective performance criteria established by Board (stock performance, net income, ROI)

If a job description (roles and responsibilities list) of the CEO, than the evaluation should be weighted to the key attributes found in it – this especially on the leadership and other behavior aspects.

Some of the principles/practices that should be considered include:

1.	Develop a formal documented process owned by the Board, executed by a standing committee or ad hoc group of Board members.

2.	Integrate into the company’s overall goal setting and performance evaluation processes as much as possible.

3.	Include in the process, both a look back and a look forward.

4.	Conduct on-going assessment of performance at specified intervals throughout the year culminating with a formal, annual performance review.

5.	Performance evaluation “input” participants should include:

•	Self-assessment (CEO)

•	Leadership Team member assessment

•	Board of Directors member assessment

6.	Use the weighted attributes within the roles & responsibilities list (job description) list established for the CEO position by the Board.

7.	Start the process with mutually understood expectations that are clearly articulated at the beginning of the evaluation period (based on delineated weighted attributes desired by Board, roles and responsibilities, established, performance criteria, etc.).

8.	Commit to open and honest communication.

9.	Maintain strict confidentiality, performance issues should not become public information.

10.	Be sure the process positively affects the CEO. Focus on the positive as well as areas for improvement.

11.	The process should begin with the CEO submitting a self-evaluation to the committee.

12.	Use benchmarks of organizational success as indicators of the CEO’s performance.

13.	Take into account the CEO’s personal goals and needs regarding future leadership. If you only focus on the organization’s needs, then the CEO could seek to fulfill those needs elsewhere.

14.	Provide a written evaluation to the CEO, but also hold an evaluation meeting with the CEO to discuss the evaluation and ensure full understanding and future expectations.

15.	Perform lessons learned after each performance valuation cycle to improve the process each year.

As to the development of the performance evaluation:

A good approach is to have a combination of objective criteria regarding benchmarks and evaluation of leadership, planning, etc. The rating list of performance benchmarks can work – there should be consideration to customize it to the role of the MVB’s CEO, some of the goals the CEO has set for the year and also a focus on Board and CEO working relationships. As to the objective benchmarks, there is not a need to have a lost of benchmarks, but the most critical and/or the ones that encompass others.

Evaluation Component	Values to Reach (Established at beginning of year)	% weight of total evaluation	What is used, how it is evaluated?
1. MVB key benchmarks	Target value (or range) that is to be met	50%	This may be scoring on how close to the value (or range) expected. Giving a percentage range with 100% being the target and less percentage on downside and greater percentage on upside of value or range, etc.

2. CEO set goal(s) for year	One to three key goals that relate to the strategic plan, personal goals, etc.	25%	Goals should be based on strategic plan such as fully implement the MVB bank reorganization or effective transition plan to next CEO, etc. Can have a personal goal(s).

3. Board/Leadership evaluation process (survey, etc.)	Rating average that is to be considered.	25%	This can come from the type survey being considered by the Board. Be sure it maps to key items centered on MVB and the CEO including working relationships with the Board. Should focus some on the attributes listed in the CEO job roles and responsibilities. Also, should those direct reports to the CEO have an opportunity to contribute?

Again,

•	Weights can vary depending on a number of factors.

•	Remember – need to know why the performance review (for example, what is the result of “scores” – incentive dollars, different percent levels of salary increase, etc.)

•	The area of Board evaluation also needs to be fully developed as outlined in the above principles.

•	You can have more benchmarks, but too many can get confusing.

•	There should be a self-evaluation part by the CEO.

•	Usually, there is some incentives tied the evaluation.